MOBIL CORPORATION

                             BOARD RESOLUTION

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Review and Approval
of Annual Report on
Form 10-K


         RESOLVED, that the Corporation's 1994 Annual Report on Form 10-K in substantially the form presented at this meeting, be and the same hereby is approved, and that the officers of the Corporation be and they and each of them hereby are authorized to sign and file such Report, including any amendments to such annual report on Form 10-K, on behalf of the Corporation with the Securities and Exchange Commission, the New York Stock Exchange and such other exchanges as may be necessary and appropriate, with such changes or amendments therein, if any, as may be approved by the officer or officers signing the same, which changes or amendments are hereby expressly approved.



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                             MOBIL CORPORATION

                             BOARD RESOLUTIONS

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1994 Annual Report


       RESOLVED, that the draft Annual Report to stockholders for the year 1994 in substantially the form submitted, be and the same hereby is approved; and further

          RESOLVED, that the Secretary or any Assistant Secretary of the Corporation shall cause a copy of the Annual Report, substantially in the form thereof presented to the meeting, to be sent to each stockholder of record of the Corporation.

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